Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Swisher Hygiene Inc. and Subsidiaries of our report dated November 2, 2010, except as to note 14, which is as of January 10, 2011, relating to our audit of the consolidated financial statements which appears in the Registration Statement on Form 10 of Swisher Hygiene Inc. and Subsidiaries as of December 31, 2009 and 2008. We further consent to the inclusion of our name under the heading “Experts” in the Form S-8 Registration Statement.

/s/ ScharfPera & Co., PLLC
ScharfPera & Co., PLLC
Charlotte, North Carolina

February 8, 2011